SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 10, 2013

SARATOGA RESOURCES, INC.
(Exact name of registrant as specified in Charter)

Texas	0-27563	76-0314489
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

7500 San Felipe, Suite 675 Houston, Texas 77063
(Address of Principal Executive Offices)(Zip Code)

713-458-1560
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

Compensatory Arrangements of Certain Officers.

On June 10, 2013, Saratoga Resources, Inc. (the “Company”) entered into new employment agreements with its Chairman and Chief Executive Officer, Thomas Cooke, and its President, Andrew Clifford.  The employment agreements supersede and replace the 2007 employment agreements of Messrs. Cooke and Clifford.  Each of the employment agreements has a three-year term and automatically renews for additional one-year terms thereafter unless either parties provides notice of non-renewal at least thirty days in advance of the end of the then current term.

The new employment agreements reflect the following changes in the principal terms of employment of Messrs. Cooke and Clifford:

▪

The annual base salary of Messrs. Cooke and Clifford is increased from its current level of $305,000 by 4%, to $317,200, on July 1, 2013 and increases by 4% on July 1 of each succeeding year;

▪

The automobile allowance of Messrs. Cooke and Clifford is modified to either provide a Company vehicle or pay a monthly automobile allowance, which allowance remains $700 per month for Mr. Clifford and was increased to $950 per month for Mr. Cooke.  Additionally, beyond repair and maintenance costs previously paid by the Company, the automobile allowance has been revised to cover all costs of operating a vehicle.

▪

The expense reimbursement provisions have been modified to clarify that the Company will pay all incremental costs associated with maintenance of home offices by Messrs. Cooke and Clifford, including costs of internet service, telephone and facsimile service and, with respect to Mr. Clifford, a home workstation.

▪

Travel pay in the amount of $200 per day has been added by Messrs. Cooke and Clifford for each overnight stay or out-of-town travel of twenty-four hours exclusively for business purposes;

▪

Messrs. Cooke and Clifford each received options to purchase 250,000 shares of common stock.  The options are exercisable at $3.00 per share for a term of five years and vest on a quarterly basis over eight quarters.

▪

In the event of termination of employment due to death or disability, the Company will continue to pay base salary to the executive or his estate for a period of twelve months;

▪

In the event of termination of employment by the Company without cause or by the executive for “good reason”, the Company shall pay a lump sum to the executive in an amount equal to two times the base salary and bonus paid during the twelve months immediately preceding termination and shall continue to provide health insurance for a period of twenty-four months.

Reference is made to the employment agreements of Messrs. Cooke and Clifford, copies of which are filed herewith, for a full description of the terms of employment.

Item 5.07—Submission of Matters to a Vote of Security Holders

On June 10, 2013, the Company held its Annual Meeting of shareholders.  Three proposals were voted on at the meeting: (1) the election of directors to serve until the Company’s 2014 Annual Meeting of shareholders, (2) approval on an advisory basis of executive compensation, and (3) ratification of the selection of MaloneBailey LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.  Each of the proposals submitted to the shareholders was approved by the requisite vote, and annual advisory votes on executive compensation was approved and the vote with respect to each of the proposals was as follows:

Proposal 1. The nominees for election as director were elected to serve until the 2014 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until such director’s earlier resignation, removal or death.  The result of the votes to elect the directors was as follows:

Nominee	Votes For	Votes Withheld	Broker Non-Votes

Thomas F. Cooke	17,095,235	447,413	3,978,611
Andrew C. Clifford	16,864,221	678,427	3,978,611
J.W. Bill Rhea IV	17,361,094	181,554	3,978,611
Rex H. White, Jr.	17,363,880	178,768	3,978,611
Kevin M. Smith	17,357,748	184,900	3,978,611

Proposal 2.  The compensation of the named executive officers as disclosed in the Company’s Proxy Statement was approved on an advisory basis by the votes set forth in the table below:

Votes For	Votes Against	Abstain and Broker Non-Votes

17,058,744	386,347	4,076,168

Proposal 3.   The appointment of MaloneBailey LLP as the Company’s independent registered public accounting firm for fiscal 2013 was ratified by the stockholders by the votes set forth in the table below:

Votes For	Votes Against	Abstain

21,300,110	139,866	81,283

Item 9.01.

Financial Statements and Exhibits.

(d)

Exhibits

10.1

Employment Agreement, dated June 10, 2013, with Thomas F. Cooke

10.2

Employment Agreement, dated June 10, 2013, with Andrew C. Clifford

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SARATOGA RESOURCES, INC.

Date: June 14, 2013	By:	/s/ Michael O. Aldridge
Michael O. Aldridge
Chief Financial Officer

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